Exhibit 99.1

Cardinal Bankshares Corporation Announces Corrected Semi Annual Cash Dividend of $.32 Per Share

FLOYD, VA, December 18, 2007 – Cardinal Bankshares Corporation’s 2nd half semi-annual dividend was previously reported as $.30 per share due to an inadvertent typographical error. The correct 2nd half semi-annual divided amount is $.32 per share. As previously reported, the dividend is payable on December 31, 2007, to shareholders of record as of the close of business on December 24, 2007 and represents a total 2007 dividend of $.60 per share, an increase of approximately 3.4% over the $.58 per share paid in 2006.

Cardinal Bankshares Corporation is a bank holding company headquartered in Floyd, Virginia, and is the parent company for Bank of Floyd. Bank of Floyd is a community bank, headquartered in Floyd, Virginia. Bank of Floyd operates eight locations in Floyd, Hillsville, Roanoke, Salem, Christiansburg, Fairlawn and Willis, Virginia. Bank of Floyd is the parent company of FBC, Inc. offering insurance services through Bankers Insurance and Virginia Title Center.

Cardinal Bankshares Corporation stock is traded over the Bulletin Board under the stock symbol CDBK.OB.

This press release may contain “forward-looking statements,” within the meaning of federal securities laws, that involve risks and uncertainties. Statements herein are based on certain assumptions and analyses by the Company and other factors it believes are appropriate in the circumstances. However, the Company’s expectations are subject to a number of risks and uncertainties and other factors that could cause actual results, events and developments to differ materially from those contemplated by any forward-looking statements herein. Consequently, all forward-looking statements made herein are qualified by these cautionary statements and the cautionary language in the Company’s most recent Form 10-K report and other documents filed with the Securities and Exchange Commission.